Exhibit 10.5

Dear {                    }:

This letter will serve to confirm our agreement with respect to the deferral of your “Director Fees,” which term includes the annual retainer, meeting fees, and other sums earned by you in your capacity as a Director on the Board of Millipore Corporation (“Millipore” or the “Corporation”).

1. Deferred Amounts. Millipore will establish in your name a book reserve (the “Deferred Compensation Account”). Provided this letter is executed and received on or before {                    [insert date 30 days from date elected as a Director]}, during your service as a Director, Millipore will credit your Deferred Compensation Account on a quarterly basis, on the first day of January, April, July, and October of each year, commencing with the quarter beginning {            1 , 20    }, for the following amounts, which are annualized:

(a)	An amount equal to % of the annual retainer payable on the date of the Annual Meeting of Stockholders.

(b)	An amount equal to % of all fees which would otherwise be payable to you in consideration of your attendance at any and all meetings of the Board of Directors of Millipore or any Committee thereof (regular or special on which you serve).

(c)	% of any and all retainers to which you may in the future be entitled should you service as a Chairman of a Committee of the Board of Directors of Millipore.

2. Interest. Until distribution, interest will be earned on the amount in your Deferred Compensation Account at the rate Millipore would pay on a senior 10-year Corporate note given the Corporation’s debt rating at the time of calculation. If Millipore does not have a debt rating, the rate will be its marginal 10-year senior borrowing rate. The interest rate will be adjusted once a year in January.

3. Title to the Account. Title to and beneficial ownership of the Deferred Compensation Account shall at all times remain in the Corporation and you and your designated beneficiary shall not have any proprietary interest therein. Your interest in your Deferred Compensation Account may not be assigned, pledged or hypothecated.

4. Form of Payment. Subject to certain exceptions noted below, payments will be made to you in ten (10) annual installments as described below.

5. Time of Payment. The amount credited to your Deferred Compensation Account will be paid to you in cash as follows:

(a)	Upon retirement from the Board, the installments will be paid on January 1st of each year starting with the year subsequent to retirement.

i.	Retirement from the Board shall mean the date of full and complete cessation of a Director’s membership on the Board for any reason, including expiration of the Director’s term as a Board member without renewal or intent to renew.

ii.

The amount of each annual cash installment paid on January 1st shall be equal to the Deferred Compensation Account balance as of the immediately preceding December 31st divided by the number of installments remaining to be made. (For example, if the account balance on December 31st prior to the first installment payment date is $100,000, the first installment amount is $10,000 (i.e., $100,000/10 = $10,000). In the following year, if the account balance on December 31st prior to the second installment payment date is $95,000, the second installment amount is $10,555 (i.e., $95,000/9 = $10,555).)

(b)	If you should die after retirement and before payment of all annual installments, the unpaid balance will continue to be paid in installments to your designated beneficiary in the same manner as set forth in (a) above. If your designated beneficiary dies before payment of all such annual installments is completed, then the unpaid balance (as of the date of such beneficiary’s death) will be paid as a lump sum to the estate of such designated beneficiary within 90 days after the date of death of your designated beneficiary. Such lump sum payment shall be equal to the value of the Deferred Compensation Account on the date of such beneficiary’s death.

(c)	If you should die before retirement from the Board, you may elect the form of payment to be made to your beneficiary by checking one of the following:

☐	Payment of the value of your account balance on the date of your death in a lump sum to your beneficiary within 90 days after the date of your death; or

☐

Payment of the value of your account balance in ten (10) annual installments in the same manner as set forth in subparagraph (a) above, except that the payments shall begin on January 1st of the year immediately following your death.

6. Change to Form of Payment if You Die Before Retirement. Prior to your retirement, you may provide written notice to Millipore to change the form of payment to your beneficiary under subparagraph 5(c). In such case, your written notice will not become effective until 12 months and one day following the notice, provided you do not die during that time. If you provide such notice and it is effective, payment to your beneficiary if you die before retirement will occur as follows:

(a)

If the new form of payment is a lump sum payment, the lump sum payment shall occur on January 1st of the fifth (5 th) year immediately following the date of your death, and will be equal to the value of the Deferred Compensation Account on the December 31st immediately preceding payment, and shall include interest earned as of that date.

(b)

If the new form of payment is ten (10) annual installments, such installments shall commence on January 1st of the fifth (5th) year immediately following the date of your death and all subsequent installments will occur on January 1st each year thereafter (the amount of each installment being determined using the methodology described in subparagraph 5(c)).

7. Change in Beneficiary. You may change your designated beneficiary at any time by giving Millipore written notice thereof and if you fail to designate a beneficiary, all amounts payable under subparagraphs 5(b) and (c) shall be paid to your estate within 90 days after the date of your death in a lump sum payment equal to the value of your account balance on the date of your death.

8. Termination. You may, at any time on written notice to Millipore, terminate this Agreement as to the deferral of Director Fees, which will apply to Director Fees earned in the calendar year(s) subsequent to the year in which you provide such notice of termination. However, all amounts in your Deferred Compensation Account prior to the termination shall remain in your account and will be paid to you in accordance with the provisions of paragraphs 4 through 7 above.

9. No Trust Created. Nothing contained herein shall create a trust or escrow account of any kind between you and Millipore. All funds which are subject to this Agreement shall continue for all purposes to be part of the general funds of Millipore.

10. Effect of Agreement. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof. This Agreement shall be binding upon Millipore and its successors and assigns.

Your signature in the space provided below constitutes your acceptance of, and willingness to be bound by, the foregoing. In order for your election in Paragraph 1 and subparagraph 5(c) to be effective with respect to Directors Fees for the current calendar year, we must receive your signed agreement on or before {                    [insert date 30 days from date elected as a Director]}. If timely received, Director Fees earned on and after the date indicated in paragraph 1 may be deferred; otherwise, only Director Fees earned as of the next calendar year may be deferred.

Very truly yours,

MILLIPORE CORPORATION

By:
{add name and title}

Agreed to and Accepted this              day of {insert month}, {20    }.

{Add name of director}

Social Security Number

Beneficiary